Exhibit 10(r)

FIRST MODIFICATION AND WAIVER AGREEMENT
TO THE AMENDED AND RESTATED MASTER CREDIT AGREEMENT

               THIS FIRST MODIFICATION AND WAIVER AGREEMENT (this “Agreement”) is made as of the 31st day of July, 2003, by and among WACHOVIA BANK, NATIONAL ASSOCIATION (the “Bank”), SEA PINES ASSOCIATES, INC. and SEA PINES COMPANY, INC. (if more than one, collectively, the “Borrower”).

WITNESSETH:

               WHEREAS, the Borrower has made and issued to the Bank: (1) a Second Amended and Restated Revolving Line of Credit Note, dated the 31st day of October, 2002, evidencing an original indebtedness of EIGHTEEN MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($18,300,000.00); (2) a Second Amended and Restated Term Note, dated the 31st day of October, 2002, evidencing an original indebtedness of FIFTEEN MILLION NINE HUNDRED THIRTY-NINE THOUSAND SEVEN HUNDRED FIFTY-EIGHT AND NO/100 DOLLARS ($15,939,758.00); and (3) a Second Amended and Restated Seasonal Line of Credit Note, dated the 31st day of October, 2002, evidencing an original indebtedness of FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($4,500,000.00) (such documents, as same may have been heretofore amended, being herein referred to as the “Notes”); and

               WHEREAS, the Borrower and the Bank have executed and delivered an Amended and Restated Master Credit Agreement dated October 31, 2002, made a part hereof by this reference as fully as if set out herein verbatim (such document, as same may have been heretofore amended, being herein referenced to as the “Master Credit Agreement”), which establishes uniform agreements, obligations, and covenants and other matters concerning the Notes and other Obligations (as defined in the Master Credit Agreement) of the Borrower to the Bank; and

               WHEREAS, to secure the Notes and other Obligations, the Borrower has executed and delivered certain Mortgages, Mortgage Modifications, Assignments and Assignment Modifications (as those terms are defined in the Master Credit Agreement) made a part hereof by this reference as fully as if set out herein verbatim (such documents as same may have been heretofore amended, being herein referred to as the “Security Instruments”); and

               WHEREAS, the Borrower has requested the Bank make certain modifications to the Master Credit Agreement and to waive certain Events of Default under the Master Credit Agreement, a portion of such Events of Default having already been waived pursuant to that certain Waiver dated June 16, 2003 by the Bank, the terms of which are incorporated herein by reference; and

               WHEREAS, the Bank, as party to the Master Credit Agreement, and the Borrower mutually desire to modify and amend the provisions of the same in the manner hereinafter set out, it being specifically understood that except as herein modified and amended, the terms and provisions of the Master Credit Agreement shall remain unchanged and continue in full force and effect as therein written.

               NOW, THEREFORE, the Bank and the Borrower in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each, and each does hereby agree that the Master Credit Agreement should be, and the same hereby is, modified and amended as follows:

          1. Section 1.01 of the Master Credit Agreement is hereby amended by adding to such Section the following definitions, in each case in alphabetical order:

“Deposit” means the deposit, if any, made by Sea Pines Company, Inc. pursuant to a court order or an agreement between the parties in an amount sufficient to stop the accrual of post-judgment interest during the pendency of any appeal of the Judgment.

“Judgment” means the judgment rendered in the Lawsuit, including interest thereon.

“Judgment Loan Facility” shall have the meaning assigned thereto in Section 5A.01.

“Judgment Loan Margin” means (a) in the event the Advances under the Judgment Loan Facility are less than $4,000,000, 2.10%, or (b) in the event the Advances under the Judgment Loan Facility are greater than or equal to $4,000,000 but less than or equal to $8,000,000, 2.35%.

“Judgment Note Maturity Date” means July 30, 2005 or as extended pursuant to any future commitment letter or modification hereof executed by the Borrower and the Bank.

“Lawsuit” means that certain lawsuit styled Thomas DiVinere, Pete Pomranz and Grey Point Associates, Inc. v. Sea Pines Company, Inc., Civil Action No. 95-CP-07-1893.

“Loan-to-Value Ratio” shall mean the ratio of aggregate of all funded and unfunded Obligations to the value of all Collateral, as determined by Bank in its reasonable discretion based on appraisals and Financial Statements as required by the Credit Agreement.

“Monthly LIBOR Index” means, with respect to each Interest Period, the rate for U.S. dollar deposits with a maturity equal to one (1) month, as reported on page 3750 of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be designated by the British Bankers’ Association for the purpose of displaying London Interbank offered rates for U.S. dollar deposits) as of 11:00 a.m., London time, on the second London business day before such Interest Period begins, or, in the case of the first Interest Period, the second London business day before the first day of the calendar month during which such Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

“Non-Core Assets” shall have the meaning assigned thereto in Schedule II.

“Settlement” means any amount paid by Sea Pines Company, Inc. in settlement of the Lawsuit.

          2. Section 1.01 of the Master Credit Agreement is hereby further amended by deleting in their entirety the definitions of “Facilities”, “Notes”, and “Permitted Encumbrances” and inserting in lieu thereof the following:

“Facilities” means the Term Loan Facility, the Revolving Line of Credit Facility, the Seasonal Line of Credit Facility and the Judgment Loan Facility.

“Notes” mean all promissory notes of the Borrower or any Subsidiary, whether now existing or hereafter arising, evidencing the Obligations as appropriately completed, duly authorized and issued to the Bank, including without limitation the following:

(i) $18,300,000 Second Amended and Restated Revolving Line of Credit Note of the Borrower dated as of October 31, 2002 (the “Revolving Line of Credit Note”);

(ii) $4,500,000 Second Amended and Restated Seasonal Line of Credit Note of the Borrower dated as of October 31, 2002 (the “Seasonal Line of Credit Note”);

(iii) $15,939,758 Second Amended and Restated Term Note of the Borrower dated as of October 31, 2002 (the “Term Note”); and

(iv) $8,000,000 Judgment Note of the Borrower dated as of July 31, 2003 (the “Judgment Note”).

“Permitted Encumbrances” means the Judgment and any other third-party lien, security interest, charge or encumbrance upon the Collateral created or existing with the express written consent of the Bank and any purchase money debt for equipment, and any operating leases, entered into in the ordinary course of business.

          3. Section 1.01 of the Master Credit Agreement is hereby further amended by amending the definition of “Applicable Margin” by adding the following language after the table in the first paragraph of such definition:

; provided, further, the Applicable Margin for the Revolving Line of Credit Note and the Term Note for fiscal periods Fourth Quarter 2003 and First Quarter 2004 (being August 1, 2003 to February 29, 2004) shall be adjusted to the percentage indicated below based on the Borrower’s DSC Ratio:

DSC Ratio	Applicable Margin

< 1.25	1.85% (185 basis points)
≥ 1.25 but < 1.50	1.65% (165 basis points)
≥ 1.50 but < 1.75	1.50% (150 basis points)
≥ 1.75	1.40% (140 basis points)

          4. The Master Credit Agreement is hereby amended by adding the following new Article V(A) following Article V:

ARTICLE V(A). THE JUDGMENT LOAN FACILITY

5A.01 Subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrower and the Borrower agrees to borrow from the Bank an amount up to but not exceeding Eight Million Dollars ($8,000,000), the proceeds of which shall be used to pay the Judgment, the Deposit or the Settlement, as applicable (the “Judgment Loan Facility”); provided, that in the event the Judgment, the Deposit or the Settlement, as applicable, is less than $8,000,000, the maximum amount permitted to be borrowed under the Judgment Loan Facility shall be an amount equal to the Judgment, the Deposit, or the Settlement, as applicable.

5A.02 The Judgment Note shall bear interest from the date of the Judgment Note at a rate per annum equal to the Monthly LIBOR Index plus the Judgment Loan Margin.

5A.03 All amounts due and owing on the Judgment Loan Facility shall be paid on the Judgment Note Maturity Date.

5A.04 The Judgment Loan Facility and all Advances thereunder shall be repaid by the Borrower to the Bank in strict accordance with the terms and provisions as set forth in this Agreement and the Judgment Note.

5A.05 Interest on the funds drawn by the Borrower under this Judgment Loan Facility shall be calculated on the basis of actual days elapsed in a 360-day year based on the Interest Rate set forth in the Judgment Note.

          5. Section 7.01(d) of the Master Credit Agreement is hereby amended by adding “and except for the Lawsuit, the Judgment and the Settlement, if applicable” following the clause “Except as set forth in the Financial Statements”.

          6. Section 7.01(f) of the Master Credit Agreement is hereby amended by deleting the first word of such paragraph and by adding at the beginning of such paragraph the clause “Except for the Judgment, the”.

          7. Section 8.02(a)(i) of the Master Credit Agreement is hereby amended by adding the following language following the first sentence of such subsection:

; provided, that for the fiscal year ended October 31, 2004, the Borrower shall not permit the Net Worth Ratio to be greater than 3.5 to 1.0.

          8. The Bank hereby waives the requirement that the Borrower maintain the Net Worth Ratio specified by Section 8.02(a)(i) for the fiscal year ended October 31, 2003.

          9. Section 8.02(b) of the Master Credit Agreement is hereby amended by deleting the period at the end of the first sentence and inserting in lieu thereof the following proviso:

          ; provided, that with respect to the fiscal quarters identified below, the Borrower shall maintain a minimum DSC Ratio as identified below, such DSC Ratio to be measured as of the end of each such fiscal quarter on a rolling four-quarter basis:

Fiscal Quarter	DSC Ratio

4th Quarter 2003	1.10
1st Quarter 2004	0.70

          10. Section 8.02(b) of the Master Credit Agreement is hereby further amended by adding the following proviso at the end of the definition of “Debt Service”:

; provided, that beginning with the fiscal quarter ended April 30, 2003, (i) any one-time loss, including Bank-approved related professional fees, associated with the Lawsuit or the Judgment, including any Settlement or Deposit and (ii) any gain from the sale of Non-Core Assets shall be excluded from the calculation of the DSC Ratio.

          11. Section 8.02 of the Master Credit Agreement is hereby further amended by adding the following new subsection:

(d) The maximum Loan to Value Ratio under the aggregate of all funded and unfunded Obligations shall be seventy-five percent (75%). [

          12. Section 9.01(l) of the Master Credit Agreement is hereby amended by adding the following language at the end of such subjection:

Notwithstanding the foregoing: (i) in the event the total amount advanced on the Judgment Note, is less than $4,000,000, Sea Pines Associates, Inc. shall not be subject to any limitations on the payment of dividends on its preferred stock or interest on any junior subordinated debentures issued by it in connection with its trust preferred securities; or (ii) in the event the total amount advanced on the Judgment Note is greater than or equal to $4,000,000, Sea Pines Associates, Inc. shall cease payment of (A) all dividends on its preferred stock other than those previously declared dividends that are scheduled to be paid on July 15, 2003 and October 15, 2003 and (B) all interest on its junior subordinated debentures issued in connection with its trust preferred securities. The resumption of such interest and dividend payments shall be subject to Bank’s sole discretion.

          13. Section 9.01 of the Master Credit Agreement is hereby further amended by adding the following new subsection:

(m) The Borrower shall not use any Advances made under the Revolving Line of Credit Note, the Term Note, or the Seasonal Line of Credit Note to make any payment of the Judgment, the Deposit or the Settlement, as applicable, and the Borrower shall not use any Advance made under the Judgment Loan Note for any purpose other than the payment of the Judgment, the Deposit or the Settlement, as applicable.

          14. Section 10.01(j) of the Master Credit Agreement is hereby amended by deleting the first word of such subsection and inserting in lieu thereof “Except for the Judgment, the Settlement or the Deposit, in”.

          15. Schedule II attached to the Master Credit Agreement is hereby amended by adding the following language at the end of Section V:

All assets other than those addressed in Sections I through V shall be referred to as the “Non-Core Assets”. Upon release of any Non-Core Asset, the Bank shall receive a Release Price equal to the greater of (i) 100% of the net proceeds or (ii) 90% of the Gross Proceeds. All minimum Release Prices are subject to the Bank’s review and approval at the Bank’s sole discretion. The Bank agrees to take into consideration the sale of any assets jointly owned. More specifically, Release Prices for density units whose sales proceeds may be shared with other parties shall be calculated based on the Borrower’s pro rata share of proceeds.

          16. The Bank hereby waives any Event of Default arising from (a) the existence of the Lawsuit, (ii) the entering of the Judgment and the payment thereof or of the Deposit, or (iii) the Settlement thereof, if and when the Borrower determines to pay the Settlement. This waiver is limited solely to Events of Default arising in connection with the Lawsuit, including but not limited to the entry of the Judgment thereon, and shall not be effective as to the occurrence of any other events or matters which would result in an Event of Default.

The effectiveness of this Agreement shall be conditional upon (a) the Bank’s receipt of Borrower’s executed counterpart to this Agreement, (b) no occurrence of any material adverse change in the financial condition of Borrower, and (c) the Bank’s receipt of a non-refundable loan fee equal to 0.50% of the amount of the Advance made under the Judgment Loan Facility, not to exceed $40,000 less the previously paid non-refundable loan fee of $30,000.

               IT IS MUTUALLY AGREED by and between the parties hereto that this Agreement shall become a part of the Master Credit Agreement by reference and that nothing herein contained shall impair the security now held for said indebtedness, nor shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Notes or Master Credit Agreement except as herein amended, nor affect or impair any rights, powers or remedies under the Notes or Master Credit Agreement as hereby amended. Furthermore, the Bank does hereby reserve all rights and remedies it may have as against all parties who may be or may hereafter become primarily or secondarily liable for the repayment of the indebtedness evidenced by the Notes.

               The Borrower promises and agrees to pay the indebtedness evidenced by the Notes in accordance with the terms thereof and agrees to perform all of the requirements, conditions and obligations under the terms of the Notes and Master Credit Agreement as hereby modified and amended, said documents being hereby ratified and affirmed. The execution and delivery hereof shall not constitute a novation or modification of the lien, encumbrance or security title of the security instruments, which security instruments shall retain their priority as originally filed for record. Borrower expressly agrees that the Notes are in full force and effect and that Borrower has no right to setoff, counterclaim or defense to the payment thereof.

               Any reference contained in the Notes, security instruments or Master Credit Agreement, as amended herein, to the Master Credit Agreement shall hereinafter be deemed to be a reference to such document as amended hereby.

               Borrower acknowledges that Bank may reproduce (by electronic means or otherwise) any of the documents evidencing and/or securing the Notes and thereafter may destroy the original documents. Borrower does hereby agree that any document so reproduced shall be the binding obligation of Borrower, enforceable and admissible in evidence against it to the same extent as if the original documents had not been destroyed; provided, however, any original of a document executed by the parties shall be conclusive evidence as to the terms of that document.

               This Agreement shall be closed without cost to the Bank and all expenses incurred in connection with this closing (including, without limitation, all attorneys’ fees) are to be paid by the Borrower. The Bank is not providing legal advice or services to the Borrower.

               This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to principles of conflict of laws.

               This Agreement shall be binding upon and inure to the benefit of any assignee or the respective heirs, executors, administrators, successors and assigns of the parties hereto.

               This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute any of such counterparts.

               All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Master Credit Agreement.

[Signature Page Follows.]

               IN WITNESS WHEREOF, this instrument has been executed under seal by the parties hereto and delivered on the date and year first above written.

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION

[CORPORATE SEAL]	By:	/s/ Timothy S. Blake

Its: Vice President

SEA PINES ASSOCIATES, INC.

[CORPORATE SEAL]	By:	/s/ Michael E. Lawrence

Its: Chief Executive Officer

SEA PINES COMPANY, INC.

[CORPORATE SEAL]	By:	/s/ Steven P. Birdwell

Its: Chief Financial Officer